Exhibit 1.02

The TJX Companies, Inc.

Conflict Minerals Report for the year ended December 31, 2013

Introduction

This Conflict Minerals Report (the “Report”) of The TJX Companies, Inc. (“TJX” or the “Company”) has been prepared for the reporting period from January 1, 2013 to December 31, 2013 pursuant to Rule 13p-1 (the “Rule”) and Form SD promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended from time to time.

The Rule requires SEC registrants to disclose certain information when they manufacture or contract to manufacture products for which specified minerals under the Rule, referred to in the Rule and this Report as “conflict minerals,” are determined to be necessary to the functionality or production of the products. The specified minerals are columbite-tantalite (coltan), cassiterite and wolframite (including their derivatives, which for the purpose of the Rule are tin, tantalum and tungsten) and gold. Companies are required to perform an assessment, referred to in the Rule and this Report as the Reasonable Country of Origin Inquiry or “RCOI,” to determine if the necessary conflict minerals in products considered to be within scope of the Rule originated, or may have originated, in the Democratic Republic of the Congo (“DRC”) or the adjoining countries (consisting presently of Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia, and with the DRC, collectively referred to in this Report as the “covered region”) and, if applicable, perform additional diligence on the source and chain of custody of those conflict minerals.

Overview

TJX is an off-price retailer of apparel and home fashions with over 3,200 stores offering a rapidly changing assortment of merchandise. The Company’s strategies to acquire merchandise are intentionally flexible to allow the buying organization to react to frequently changing opportunities and trends in the market and to adjust how and what is sourced as well as when it is sourced.

Products acquired by TJX from the market that TJX does not manufacture or “contract to manufacture” are outside the scope of the Rule. However, a portion of the products sold by the Company could be considered to be in scope of the Rule, which, under the Rule and SEC guidance, depends on the degree of influence exercised over the materials, parts, ingredients, or components to be included in a product and whether the product contains any amount of any conflict mineral. The portion of the products sold by TJX that it believes could be considered to be in scope of the Rule are referred to in this Report as “covered products.” The covered products reflect many complicated supply chains of many different vendors, with a number of third parties between the original source of any materials, the manufacturer, and TJX. TJX does not own or control manufacturing facilities and is several layers removed from any smelter or refiner providing minerals for covered products.

For the RCOI, TJX used the Conflict Minerals Reporting Template developed by the Electronic Industry Citizenship Coalition Global e-Sustainability Initiative (the “EICC-GeSI template”) to survey vendors that could be supplying products in scope of the Rule (“covered vendors”) with questions about their conflict mineral use and supply chain, including whether they used conflict minerals, whether they sourced minerals from the covered region and whether they had company-level compliance programs on conflict minerals. The Company assessed the EICC-GeSI template responses according to a set of risk-based evaluation criteria established by the Company. As a result of the RCOI, the Company concluded that it could reasonably be determined that some of its covered vendors sourced outside the covered region, but not all of them. The Company performed additional diligence, described below, on the set of covered vendors it could not reasonably determine sourced outside the covered region and determined that the covered products were DRC conflict undeterminable under the Rule.

Description of Diligence Design and Diligence Performed

TJX’s diligence framework was designed to materially conform to the Organization for Economic Cooperation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas (second edition, which includes the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold).

Establish strong company management systems. TJX formed a conflict minerals steering committee (the “committee”) including representatives from compliance, legal, and internal audit to develop and implement a conflict minerals compliance program. The committee worked with executives in various areas at the Company, including merchandising, finance, compliance, legal and internal audit. The committee also developed a policy statement which, among other things, provides that the Company is committed to complying with the Rule and sets forth TJX’s expectation that its vendors not knowingly source conflict minerals in a way that would benefit armed forces in the covered region.

Identify and assess risk in the supply chain. TJX requested supply chain information from the covered vendors using the EICC-GeSI template for the RCOI and due diligence processes, using multiple follow-up requests to try to increase the number of respondents. TJX communicated its expectations that those vendors cooperate with the Company’s compliance efforts and, as necessary, reach out to third parties within their own supply chains to collect relevant information. As part of its due diligence, TJX evaluated the information provided in the EICC-GeSI templates according to a set of risk-based factors established by the Company, including, for example, whether the vendor provided smelter information and information about company-level internal policies regarding conflict minerals. For covered vendors in scope of the diligence requirement under the Rule, where the information was determined to be complete and reliable under the Company’s established protocol, TJX focused on smelter information to try to validate the supply chain information. TJX compared smelters identified in the covered vendors’ responses against lists of facilities included in industry conflict-free smelter certification programs including the Conflict-Free Smelter Program (“CFSP”), the Responsible Jewelry Council Chain-of-Custody Certified Entities, the London Bullion Market Association Good Delivery List and the ITRI Tin Supply Chain Initiative Full Member List (collectively, “certified conflict-free lists”) to help determine if the vendors’ minerals were sourced from mines that did not benefit armed forces in the covered region. TJX performed additional research on identified smelters listed in the certified conflict-free lists to determine if there was current publicly available information that might invalidate the conflict-free determination of the smelter. If the information provided by a vendor was determined to be incomplete or unreliable under the Company’s protocol, TJX considered the information insufficient to evaluate the supply chain reliably.

Design and implement a strategy to respond to identified risks. As part of the program, the Company developed an assessment protocol to evaluate vendor responses based on criteria like completeness, consistency of responses and other risk-based factors like smelter location. Using this protocol, TJX categorized responses, solicited additional information and performed additional due diligence, leveraging information from certified conflict-free lists and other publicly available information about identified smelters.

Carry out independent third party audits of supply chain due diligence at identified points in the supply chain. The Company considered the due diligence findings of the CFSP, along with the certification programs accepted by the CSFP, as part of its program, assessing as part of its diligence processes the membership or listing of smelters on certified conflict-free lists.

Report on supply chain due diligence. The Company prepared and filed a Form SD and this Report to publicly report the results of the supply chain due diligence.

Products and Results of Diligence

The Company determined that a portion of the products in apparel, including jewelry, and home fashions, could be determined to be in the scope of the Rule. Through the diligence processes described above on its covered vendors, the Company collected the names of 25 smelters it considered to be “known” smelters, meaning the smelter was either included on a certified conflict-free list or included in the list of “Standard Smelter Names” in the EICC GeSI template, of which 22 smelters were on a certified conflict-free list. As these vendors reported some of their information at a company level rather than at a product level and a number used more than one smelter, it was not possible for the Company to determine which smelters were used to process minerals in those covered products, or more generally to determine the country or origin or the mine or location of origin of the minerals in the covered products. The Company determined that the covered products were DRC conflict undeterminable under the Rule.

The Company expects to take steps to improve its due diligence measures to try to further mitigate the risk that the conflict minerals in covered products supported armed groups in the covered region. These steps include, among others, continuing to engage with its vendors and reminding vendors of the requirements under the Rule and the Company’s policy.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Conflict Minerals Report contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks, uncertainties and potentially inaccurate assumptions. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have generally identified such statements by using words indicative of the future such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would” or any variations of these words or other words with similar meanings. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. These “forward-looking statements” may relate to such matters as our future actions and results and the outcome of diligence efforts.

We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. The risks set forth under Item 1A of the Form 10-K filed with the Securities and Exchange Commission on April 1, 2014 describe major risks to our business. A variety of factors including these risks could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should our underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider forward-looking statements.

Our forward-looking statements speak only as of the dates on which they are made, and we do not undertake any obligation to update any forward-looking statement, whether to reflect new information, future events or otherwise. You are advised, however, to consult any further disclosures we may make in our future reports to the Securities and Exchange Commission (“SEC”), on our website, or otherwise.

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